Exhibit 99.1

November 22, 2022

Ferguson Share Repurchase Program - Weekly Report

Ferguson plc (NYSE: FERG, LSE: FERG) (the “Company”) announces today that it purchased a total of 124,977 of its ordinary shares in the period from November 14, 2022 up to and including November 18, 2022 in connection with its $2.5 billion share repurchase program.

Aggregated information about the purchases carried out during this period

Trading day	Aggregate daily volume (in number of shares)	Daily weighted average purchase price of the shares	Trading venue
November 14, 2022	9,397	10,281.2416	XLON
November 15, 2022	16,437	10,209.1530	XLON
November 16, 2022	66,311	9,882.0000	XLON
November 17, 2022	29,229	9,717.1023	XLON
November 18, 2022	3,603	9,812.7140	XLON

The Company intends to hold these shares in treasury. Following the purchase of these shares (including those purchased but not yet settled), the number of shares held by the Company in treasury will be 24,305,732.

Following the purchase of these shares, the remaining number of ordinary shares in issue will be 207,865,450. The figure of 207,865,450 may be used by shareholders (and others with notification obligations) as the denominator for the calculations by which they will determine if they are required to notify their interest in, or a change to their interest in, the Company under the Disclosure Guidance and Transparency Rules.

In accordance with Article 5(1)(b) of Regulation (EU) No 596/2014 (the Market Abuse Regulation), as it forms part of UK law by virtue of the European Union (Withdrawal) Act 2018, and the Commission Delegated Regulation (EU) 2016/1052, detailed information about the individual purchases is attached to this announcement.

http://www.rns-pdf.londonstockexchange.com/rns/1219H_1-2022-11-21.pdf

For further information please contact:

Brian Lantz, Vice President IR and Communications	+1 224 285 2410

Pete Kennedy, Director of Investor Relations	+1 757 603 0111

November 29, 2022

Ferguson Share Repurchase Program - Weekly Report

Ferguson plc (NYSE: FERG, LSE: FERG) (the “Company”) announces today that it purchased a total of 76,900 of its ordinary shares in the period from November 21, 2022 up to and including November 25, 2022 in connection with its $2.5 billion share repurchase program.

Aggregated information about the purchases carried out during this period

Trading day	Aggregate daily volume (in number of shares)	Daily weighted average purchase price of the shares	Trading venue
November 21, 2022	22,707	9,777.9389	XLON
November 23, 2022	16,830	9,948.0000	XLON
November 24, 2022	23,301	9,798.0000	XLON
November 25, 2022	14,062	9,859.9976	XLON

The Company intends to hold these shares in treasury. Following the purchase of these shares (including those purchased but not yet settled), the number of shares held by the Company in treasury will be 24,382,632.

Following the purchase of these shares, the remaining number of ordinary shares in issue will be 207,788,550. The figure of 207,788,550 may be used by shareholders (and others with notification obligations) as the denominator for the calculations by which they will determine if they are required to notify their interest in, or a change to their interest in, the Company under the Disclosure Guidance and Transparency Rules.

In accordance with Article 5(1)(b) of Regulation (EU) No 596/2014 (the Market Abuse Regulation), as it forms part of UK law by virtue of the European Union (Withdrawal) Act 2018, and the Commission Delegated Regulation (EU) 2016/1052, detailed information about the individual purchases is attached to this announcement.

http://www.rns-pdf.londonstockexchange.com/rns/8393H_1-2022-11-28.pdf

For further information please contact:

Brian Lantz, Vice President IR and Communications	+1 224 285 2410

Pete Kennedy, Director of Investor Relations	+1 757 603 0111